February 26, 2014

To the Trustees of

DoubleLine Funds Trust

DoubleLine Equity Funds

333 South Grand Avenue, Suite 1800

Los Angeles, CA 90071

  Re: Expense Limitation Agreement

Gentlemen:

With reference to the Investment Advisory and Management Agreement entered into by DoubleLine Capital LP and DoubleLine Funds Trust dated March 25, 2010, and the Investment Management Agreement entered into by DoubleLine Equity LP (with DoubleLine Capital LP, each an “Adviser”) and DoubleLine Equity Funds (with DoubleLine Funds Trust, each a “Trust”) dated March 12, 2013, each as amended from time to time, we hereby notify you as follows:

1. DoubleLine Capital LP hereby agrees to waive its investment advisory fee and to reimburse other ordinary operating expenses of DoubleLine Emerging Markets Fixed Income Fund, DoubleLine Multi-Asset Growth Fund, DoubleLine Low Duration Bond Fund, DoubleLine Floating Rate Fund, DoubleLine Shiller Enhanced CAPE®, DoubleLine Flexible Income Fund, and DoubleLine Low Duration Emerging Markets Fixed Income Fund (collectively, the “DFT Funds”), and DoubleLine Equity LP agrees to waive its investment advisory fee and to reimburse other ordinary operating expenses of DoubleLine Equities Small Cap Growth Fund, DoubleLine Equities Growth Fund, and DoubleLine Equities Technology Fund (together with the DFT Funds, each, a “Fund” and, collectively, the “Funds”) to the extent necessary to limit the ordinary operating expenses of the following share classes to an amount not to exceed the following annual rates (based on such class’s average daily net assets):

	Class A	Class C	Class I	Class N

DoubleLine Emerging Markets Fixed Income Fund	-	-	0.95%	1.20%

DoubleLine Multi-Asset Growth Fund	1.45%	2.20%	1.20%	1.45%

DoubleLine Low Duration Bond Fund	-	-	0.47%	0.72%

DoubleLine Floating Rate Fund	-	-	0.75%	1.00%

DoubleLine Shiller Enhanced CAPE®	-	-	0.65%	0.90%

DoubleLine Flexible Income Fund	-	-	0.82%	1.07%

DoubleLine Low Duration Emerging Markets Fixed Income Fund	-	-	0.59%	0.84%

DoubleLine Equities Small Cap Growth Fund	-	-	1.15%	1.40%

DoubleLine Equities Growth Fund	-	-	1.05%	1.30%

DoubleLine Equities Technology Fund	-	-	1.10%	1.35%

With respect to DoubleLine Emerging Markets Fixed Income Fund, DoubleLine Multi-Asset Growth Fund, DoubleLine Low Duration Bond Fund, DoubleLine Floating Rate Fund, DoubleLine Shiller Enhanced CAPE®, DoubleLine Equities Small Cap Growth Fund, DoubleLine Equities Growth Fund, and DoubleLine Equities Technology Fund, this agreement shall be in effect until at least July 31, 2015. With respect to each of DoubleLine Flexible Income Fund and DoubleLine Low Duration Emerging Markets Fixed Income Fund, this agreement shall be in effect for the one-year period commencing on the effective date of the first amendment to the DFT Funds’ registration statement that contains such Fund’s prospectus and statement of additional information.

For the purposes of this agreement, “ordinary operating expenses” excludes taxes, commissions, mark-ups, litigation expenses, indemnification expenses, interest expenses, acquired fund fees and expenses, and any extraordinary expenses.

2. To the extent that an Adviser waives its investment advisory fee and/or reimburses ordinary operating expenses of a share class of a Fund to satisfy the limitations set forth in this agreement, the Adviser may seek reimbursement from that share class of a portion or all of such amounts at any time within three fiscal years after the fiscal year in which such amounts were waived or reimbursed, subject to these expense limitations.

3. Prior to the expiration of this agreement, as provided for in paragraph one above, the expense limitation arrangements set forth above for the Funds may only be modified or terminated, with respect to a particular Trust, with the approval of a majority vote of the trustees of the Trust who are not “interested persons” of the Trust, as defined under the Investment Company Act of 1940, as amended (the “1940 Act”).

4. We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Funds, and any amendments thereto, with the Securities and Exchange Commission, in accruing the Funds’ expenses for purposes of calculating their net asset value per share and for other purposes permitted under the 1940 Act, and expressly permit you to do so.

Very truly yours,

DOUBLELINE CAPITAL LP,

By: DoubleLine Capital GP LLC, its general partner

By:	/s/ Louis Lucido
Name: Louis Lucido
Title: Authorized Signer

DOUBLELINE EQUITY LP,

By: DoubleLine Capital GP LLC, its general partner

By:	/s/ Louis Lucido
Name: Louis Lucido
Title: Authorized Signer

ACCEPTED AND AGREED TO ON BEHALF OF:

DoubleLine Emerging Markets Fixed Income Fund

DoubleLine Multi-Asset Growth Fund

DoubleLine Low Duration Bond Fund

DoubleLine Floating Rate Fund

DoubleLine Shiller Enhanced CAPE®

DoubleLine Flexible Income Fund

DoubleLine Low Duration Emerging Markets Fixed Income Fund

DOUBLELINE FUNDS TRUST

By:	/s/ Ronald Redell
Name: Ronald Redell
Title: President

ACCEPTED AND AGREED TO ON BEHALF OF:

DoubleLine Equities Small Cap Growth Fund

DoubleLine Equities Growth Fund

DoubleLine Equities Technology Fund

DOUBLELINE EQUITY FUNDS

By:	/s/ Ronald Redell
Name: Ronald Redell
Title: President